Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION
OF
7.75% SERIES B TERM PREFERRED STOCK DUE 2026
OF
EAGLE POINT CREDIT COMPANY INC.

Eagle Point Credit Company Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that the Board of Directors of the Corporation (the “Board of Directors,” which term as used herein shall include any duly authorized committee of the Board of Directors) has duly adopted resolutions approving the following amendments to the Certificate of Designation (the “Certificate of Designation”) of 7.75% Series B Term Preferred Stock due 2026 (the “Series B Term Preferred Stock”) of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware, as set forth below:

1.	The first sentence of Section 1.1 of the Certificate of Designation shall be amended and restated as follows:

“A series of 2,156,765 shares of the capital stock of the Corporation authorized by the Certificate of Incorporation (the “Capital Stock”) classified as preferred stock are hereby designated as Series B Term Preferred Stock.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be duly executed by its duly authorized officer as of this 15th day of June 2021.

EAGLE POINT CREDIT COMPANY INC.

By:	/s/ Thomas P. Majewski
Name: Thomas P. Majewski Title: Chief Executive Officer